Exhibit 10.1

EXECUTION COPY

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS

BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS

PRIVATE AND CONFIDENTIAL.

SETTLEMENT AND COOPERATION AGREEMENT

This Settlement and Cooperation Agreement (the “Agreement”) is entered into as of December 21, 2022 by Albert Fouerti (“Mr. Fouerti”) and by Polished.com Inc. f/k/a 1847 Goedeker Inc. (“Polished.com” or the “Company”, and together with Mr. Fouerti, the “Parties”).

WHEREAS, Albert Fouerti served as the Chief Executive Officer (“CEO”) of Polished.com from September 1, 2021 until October 14, 2022;

WHEREAS, the Audit Committee of the Board of Directors (the “Board”) of Polished.com conducted an internal investigation into issues described in Schedule 1, (the “Audit Committee Investigation”), including expenses incurred for non-business purposes during Mr. Fouerti’s time as CEO (the “Expense Issues”).

WHEREAS, following the Audit Committee Investigation, the Audit Committee produced key findings, which included findings related to the Expense Issues;

WHEREAS, as of the date hereof, the Parties have determined to come to an agreement with respect to the matters identified in the Audit Committee Investigation; and

NOW THEREFORE, in consideration of the foregoing, and of the promises, covenants, settlement and release terms contained herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Payment. As full and final settlement of the key findings concerning the Expense Issues, Mr. Fouerti will pay Polished.com the total sum of Three Million and Seven Hundred Thousand Dollars ($3,700,000.00) (the “Settlement Amount”). The Settlement Amount will be paid according to the following terms.

a. Within 14 days after the signing of the Agreement, Mr. Fouerti will pay the Settlement Amount to the Company, pursuant to the following instructions:

WIRE TRANSFER INSTRUCTIONS:

Bank Name: [***]

Beneficiary Name: [***]

Account Number: [***]

Transit Routing Number: [***]

2. Mutual Release.

a. Release by Mr. Fouerti. Mr. Fouerti, and on behalf of himself and his heirs and assigns, hereby releases and forever discharges Polished.com, Polished.com’s affiliates, and all of its respective directors, officers, employees, agents, insurers, and all other persons acting by, through, under or in concert with Polished.com (the “Polished.com Released Parties”), from and against any and all actions, causes of action, suits, proceedings, debts, expenses, fees, attorney fees, sums of money, accounts, indemnities, liabilities, losses, bills, controversies, agreements, promises, damages, obligations, awards, deficiencies, executions, claims and/or demands, of any type, nature or kind, whether known or unknown, liquidated or unliquidated, matured or unmatured, from the beginning of time through the date of this Agreement. Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Mr. Fouerti of, or prevents Mr. Fouerti from making or asserting: (i) the enforcement of the obligations contained in this Agreement, (ii) any claim or right Mr. Fouerti may have under COBRA, (iii) any claim or right Mr. Fouerti may have for unemployment insurance benefits or workers’ compensation benefits, (iv) any claim to vested benefits under the written terms of any employee benefit plan, (v) any claim that cannot be waived as a matter of law pursuant to federal, state or local law, (vi) any rights to insurance benefits under any directors & officers liability insurance policy maintained by the Company, and/or (vii) any claim for indemnification as an employee, officer or director of the Company under the Company’s certificate of incorporation or bylaws.

b. Release by the Company. Polished.com hereby releases and forever discharges Mr. Fouerti from and against any and all actions, causes of action, suits, proceedings, debts, expenses, fees, attorney fees, sums of money, accounts, liabilities, losses, bills, controversies, agreements, promises, damages, obligations, awards, deficiencies, executions, claims and/or demands, related to the Audit Committee Investigation. Notwithstanding the foregoing, nothing in this Section 2(b) shall apply to any indemnification claim by Polished.com for any third party or government seeking recovery from Polished.com in connection with any matters identified in the Audit Committee Investigation attributable to Mr. Fouerti’s negligence or willful misconduct or any claim against Mr. Fouerti for conduct or additional damages or fines arising from Mr. Fouerti’s conduct.

3. Standstill Provisions.

a. Mr. Fouerti agree that, from the date of this Agreement until the date that is two years after the date of the next scheduled annual meeting of shareholders (through such time, “Standstill Period”), Mr. Fouerti shall not in any manner:

i. engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

ii. form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of Common Stock; provided, however, that nothing herein shall limit the ability of an affiliate of Mr. Fouerti to join such a “group” following the execution of this Agreement, so long as any such affiliate agrees to be bound by the terms and conditions of this Agreement;

iii. deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock;

iv. seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to, the appointment, election or removal of any directors of the Company, in each case in opposition to the recommendation of the Board;

v. seek, alone or in concert with others, representation on the Board;

vi. sell or transfer any shares of the Company other than pursuant to an open market transaction on the New York Stock Exchange, except Mr. Fouerti may sell or transfer shares to a buyer provided buyer enter into a written agreement with the Company to the provisions of this Agreement;

vii. (A) make any proposal for consideration by stockholders at any Applicable Meeting, or solicit the written consents of stockholders in lieu of any annual or special meeting in connection with any proposal, including, for the avoidance of doubt, any election of candidates to the Board if such nomination has not been previously approved by the Board or any proposal to amend the Company’s Certificate of Incorporation or By-Laws, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Mr. Fouerti and the Company, (C) solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or knowingly publicly encourage, initiate or support any third party in making such an offer or proposal, or (D) call or seek to call a special meeting of stockholders of the Company;

viii. advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any Applicable Meeting with respect to the appointment, election or removal of director(s);

ix. acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, any security of the Company, including any stock, option, warrant, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index);

x. submit a formal demand to inspect a copy of any books and records of the Company under the Delaware General Corporation Law or any equivalent state or federal law; or

xi. make any request or submit any proposal to amend the terms of this Agreement other than through non-public communication with the Company’s management or the Board that would not be reasonably expected to trigger an obligation for any Party to publicly disclose such communication.

4. Non-Compete and Non-Solicitation.

a. Mr. Fouerti acknowledges that: (i) he is one of the limited number of persons who assisted with developing the current business of the Company, which involves the wholesale and retail sale of home goods and appliances pursuant to an e-commerce platform (the “Company’s Current Lines of Business”); (ii) the Company and its affiliates conduct business nationwide; (iii) his work for the Company brought him into close contact with many confidential affairs not readily available to the public; and (iv) the covenants contained in this Section 4 will not involve a substantial hardship upon his future livelihood. In order to induce the Company to enter into this Agreement, the Mr. Fouerti covenants and agrees that:

i. Noncompetition. For two years subsequent to the execution of this Settlement Agreement (the “Restricted Period”), the Mr. Fouerti shall not, in those states in the United States of America in which either the Company or any of its Subsidiaries or affiliates then operates within the Company’s Current Lines of Business, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business that is competitive with the Company’s Current Lines of Business for the Mr. Fouerti’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business that operates within the Company’s Current Lines of Business; provided, however, that the Mr. Fouerti may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Current Lines of Business. In addition, during the Restricted Period, if Mr. Fouerti develops any property for use in the Company’s Current Lines of Business, he shall offer the Company an exclusive right of first refusal to acquire such property.

ii. Employees of and Consultants to the Company. During the Restricted Period, Mr. Fouerti shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and Mr. Fouerti shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

iii. Solicitation of Customers. During the Restricted Period, Mr. Fouerti shall not, knowingly directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity Mr. Fouerti learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

b. Incorporated Provisions. Mr. Fouerti acknowledges that any restrictions to which he was bound regarding Confidential Information, including, without limitation, those contained in the June 2, 2021 employment agreement between the parties, remain enforceable pursuant to their terms. Mr. Fouerti acknowledges and agrees that he has been in compliance with such terms at all times hereto.

c. Injunctive Relief. If the Executive breaches any of the provisions of Section 4(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition any rights maintained by law, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

d. Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

5. No Litigation. During the longer of the Standstill Period or any applicable statute of limitations, Mr. Fouerti hereby covenants and agrees that he shall not, and shall not permit any of his respective agents, Affiliates, representatives, alone or in concert with others, knowingly encourage, pursue or assist any other person to institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against Polished.com or any of its agents, subsidiaries, Affiliates, officers, key employees or current or former directors or officers (including derivative actions), except for any action to enforce the provisions of this Agreement.

6. Return of Fouerti Property. Within ten (10) calendar days after execution of this Agreement, the Company shall (a) promptly deliver to Mr. Fouerti all physical hard drives provided by Mr. Fouerti, and (b) destroy all personal information of Mr. Fouerti which bears no relation to the Company or the Company’s operations, prepared or generated by the Company based upon the foregoing physical hard drives without retaining a copy of any such material.

7. Indemnification. Mr. Fouerti agrees to indemnify and hold harmless the Polished.com Released Parties from and against any and all damages, losses, expenses, costs, claims or liabilities arising from any and all actions, causes of action, suits, proceedings, allegations, and investigations made by any individuals or governmental authorities relating to any of the matters identified in the Audit Committee Investigation attributable to Mr. Fouerti’s gross negligence or willful misconduct during his employment by the Company.

8. Agreement to Vote. For a term of two years after the date of the next scheduled annual meeting of shareholders, Mr. Fouerti agrees to vote in accordance with the recommendations of Polished.com management and/or Board with respect to any Company business decision requiring or soliciting a vote, except with respect to a business decision that would disadvantage Mr. Fouerti relative to any other common stockholder.

9. Cooperation.

a. As part of the consideration for this Settlement, Mr. Fouerti agrees to provide full assistance to Polished.com with respect to any potential, current, or future claims or actions against Polished.com by any individuals and/or any governmental authorities based in part or entirely on the subject matters of the Audit Committee Investigation, and/or any investigations, actions, causes of action, suits, and/or proceedings related to the subject matters of the Audit Committee Investigation, and/or any other matter during Mr. Fouerti’s employment and/or service on the Board, and/or the issues raised in connection with pending shareholder litigation in the United States District Court for the Eastern District of New York, and in connection with Polished.com’s audits for the 2021 fiscal year end, interim periods and any periods subject to potential restatement.

b. Subject to the terms of the Mutual Release set forth in paragraph 2, the Company shall provide indemnification in accordance with Article 6 of the Company’s Amended and Restated Bylaws dated July 20, 2022 and/or certificate of incorporation.

10. Expenses. Subject to the provisions in paragraphs 1, 2, and 6, the Parties will bear their own respective costs, expenses, and attorneys’ fees in connection with the subject matters addressed by the Audit Committee Investigation and related to the enforcement of any of the covenants contained in this Agreement.

11. Applicable Law. This Agreement and any disputes arising from or relating to the Agreement, shall be governed, construed, and enforced under the laws of the State of New York, without regard to its conflicts of law principles.

12. Non-disparagement. Unless otherwise required by law, each of the Parties shall refrain from making, and the Company shall cause its directors and officers and each of the Parties shall cause their respective agents, successors, and assigns not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory of (a) in the case of statements, communications or announcements by Mr. Fouerti or any of his affiliates described above, the Polished.com Released Parties, or (b) in the case of statements, communications or announcements by the Company or any of its affiliates described above, Mr. Fouerti or his agents, successors, and assigns. The Parties agree and acknowledge that this non-disparagement provision is a material term of this Agreement, the absence of which would have resulted each Party refusing to enter into this Agreement. The Parties acknowledge that any breach of this Paragraph shall constitute a material breach of this Agreement for which they shall be liable, not only for actual damages, but also for attorneys’ fees.

13. Information Disparity. Mr. Fouerti acknowledges that the Company is in possession of information about the Company and its securities (which may include material non-public information) that may or may not be material or superior to information available to Mr. Fouerti, and Mr. Fouerti has freely entered into this agreement with knowledge of this potential informational disparity.

14. Notice.

a.	Any notice or writing required under this Agreement to be provided to the Company shall be sent by overnight delivery and e-mail to:

Ellery W. Roberts

Executive Chairman, Polished.com

1870 Bath Avenue

Brooklyn, NY 11214

Email: eroberts@1847holdings.com

Robert Cohen, Esq.

Timothy Hoeffner, Esq.

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017

Email: rcohen@mwe.com

Email: thoeffner@mwe.com

b.	Any notice or writing required under this Agreement to be provided to Mr. Fouerti shall be sent by overnight delivery and e-mail to:

Albert Fouerti

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Email: [***]

With required copies (which shall not constitute notice) to:

Joseph E. Wolfson, Esq.

Stevens & Lee, P.C.

1500 Market Street, East Tower

18th Floor

Philadelphia, PA 19102

Email: joseph.wolfson@stevenslee.com

Zach Intrater, Esq.

Brafman & Associates, P.C.

256 5th Avenue, 2nd Floor

New York, NY 10001

Email: zintrater@braflaw.com

15. Entirety of Agreement. This Agreement constitutes the entire agreement and settlement between the Parties with respect to all disputes and controversies related to the Audit Committee Investigation. All prior discussions, negotiations or understandings with respect to the subject matter hereof are canceled and superseded by this Agreement. This Agreement may not be amended except by a writing signed by the signatories to this Agreement.

16. Execution. The Parties agree that this Agreement may be executed in one or more counterparts, each of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

17. Representations. The Parties represent and warrant that: (a) they have had an opportunity to review fully the provisions of the Agreement with attorneys of their choice, as a result of which the parties acknowledge and agree that any rule of law that provides that ambiguities are to be construed against the drafting party shall not be employed in the interpretation of this Agreement; (b) they have entered into this Agreement willingly and voluntarily; and (c) all approvals and authorizations necessary for the effectiveness of this Agreement have been duly obtained.

18. No Modification or Amendment Except by Writing. No modification, amendment or waiver of any of the provisions of this Agreement, nor any future representation, promise, or condition in connection with the subject matter hereof shall be binding upon any Party unless made in writing and signed by a duly authorized officer or agent on behalf of each Party.

19. Captions and Headings, Counterparts, Interpretation. Captions and section headings used herein are for convenience only and shall not be used in construing it. As used in this Agreement, “persons” includes natural persons, corporations, partnerships, joint ventures and any other entity. Whenever in this Agreement the context so requires, the masculine gender shall be deemed to refer to and include the feminine and neuter, and the singular to refer to and include the plural.

20. Survival. All representations, warranties, covenants, agreements and acknowledgments made by the Parties herein, shall be considered to have been relied upon by the parties hereto and shall survive the execution, performance and delivery of this Agreement and all other documents contemplated herein.

21. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Parties and the Parties’ successors, assigns, heirs, legal representatives and transferees, and to the persons released under the releases herein (only for purposes of enforcing the release), and shall be binding upon and enforceable against the Parties. Without limiting the foregoing, no Party may assign its rights, interests or obligations hereunder, without the prior written consent of the other Parties. The Parties represent and warrant that no Party has assigned its claims against the other to any other person or entity.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. A signature of a Party to this Agreement sent by facsimile, email or other electronic transmission shall be deemed to constitute an original and fully effective signature of such Party.

[SIGNATURES ON NEXT PAGE]

Albert Fouerti

/s/ Albert Fouerti
Albert Fouerti, an adult individual

Polished.com Inc. f/k/a 1847 Goedeker Inc.

By:	/s/ Robert D. Barry
Title:	CFO

SCHEDULE 1

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